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                               ASSET PURCHASE AGREEMENT

                                        among

                        MARYLAND WIRELESS COMMUNICATIONS, L.P.
                                   (the "SELLER"),

                                    WENDY COLEMAN
                                     ("COLEMAN"),

                          DOBSON CELLULAR OF MARYLAND, INC.
                                    ("PURCHASER")

                                         and

                          DOBSON COMMUNICATIONS CORPORATION
                                       ("DCC")

                            DATED AS OF SEPTEMBER 25, 1996




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                                  TABLE OF CONTENTS


                                                                          Page
                                                                          ----


    ARTICLE I      PURCHASE AND SALE ........................................1

    ARTICLE II     DESCRIPTION OF ASSETS; EXCLUDED ASSETS ...................2

    Section  2.01  Assets .................................................  2
    Section  2.02  Excluded Assets ........................................  3

    ARTICLE III    ASSUMPTION OF LIABILITIES ..............................  3

    ARTICLE IV     INSTRUMENTS OF TRANSFER ................................  4

    Section  4.01  Transfer Documents .....................................  4
    Section  4.02  Assumption Documents ...................................  4

    ARTICLE V      PURCHASE PRICE; ALLOCATION .............................  4

    Section  5.01  Purchase Price .........................................  4
    Section  5.02  Payment of Purchase Price ..............................  4
    Section  5.03  Allocation of Purchase Price ...........................  4
    Section  5.04  Purchase Price Adjustment ..............................  5

    ARTICLE VI     PURCHASE PRICE ADJUSTMENTS; CLOSING
                   STATEMENT  .............................................  6

    Section  6.01  Prorations; Closing Statement ..........................  6

    ARTICLE VII    CLOSING ................................................  6

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    ARTICLE VIII   SELLER'S REPRESENTATIONS ...............................  7

    Section  8.01  Organization; Qualification ............................  7
    Section  8.02  Consents; Authorization; Execution and
                   Delivery of Agreement ..................................  7
    Section  8.03  Title to Assets; Condition of Assets ...................  7
    Section  8.04  Real Property-Owned ....................................  8
    Section  8.05  Real and Personal Property-Leased ......................  8
    Section  8.06  Existing Contracts .....................................  8
    Section  8.07  Governmental Licenses ..................................  9
    Section  8.08  Compliance with Law ....................................  9
    Section  8.09  No Violation of Existing Agreements ....................  9
    Section  8.10  Litigation and Legal Proceedings .......................  9
    Section  8.11  Environmental Compliance ............................... 10
    Section  8.12  Labor Matters .......................................... 11
    Section  8.13  Employee Benefits ...................................... 11
    Section  8.14  Tax Matters ............................................ 11
    Section  8.15  Financial Statements ................................... 11
    Section  8.16  Customers .............................................. 12
    Section  8.17  Insurance .............................................. 12
    Section  8.18  Brokers ................................................ 12
    Section  8.19  Disclosure of Material Information ..................... 13
    Section  8.20  Assignment ............................................. 13

    ARTICLE IX     PURCHASER'S REPRESENTATIONS ............................ 13

    Section  9.01  Organization; Qualification ............................ 13
    Section  9.02  Consents; Authorization; Execution
                   and Delivery of Agreement .............................. 13
    Section  9.03  Litigation and Legal Proceedings ....................... 13
    Section  9.04  Brokers ................................................ 14
    Section  9.05  Purchaser's Qualification .............................. 14
    Section  9.06  Disclosure of Material Information ..................... 14
    Section  9.07  Financial Statement of Purchaser's Parent .............. 14

    ARTICLE X      SELLER'S AND PURCHASER'S
                   AFFIRMATIVE COVENANTS .................................. 15

    Section  10.01 Covenants Prior to Closing ............................. 15
    Section  10.02 Interim Financial Statements ........................... 15

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    Section  10.03 Governmental Approvals ................................. 16
    Section  10.04 Third Party Consents; Closing Conditions ............... 16
    Section  10.05 Line of Credit ......................................... 17
    Section  10.06 Customer Information ................................... 17
    Section  10.07 Required Notice; Certain Distributions ................. 17

    ARTICLE XI     CONDITIONS PRECEDENT TO PURCHASER'S
                   OBLIGATION TO CLOSE .................................... 18

    Section  11.01 Accuracy of Representations and Warranties;
                   Performance of this Agreement .......................... 18
    Section  11.02 Partner Resolutions .................................... 18
    Section  11.03 Incumbency Certificate ................................. 18
    Section  11.04 Delivery of Interim Financial Statements ............... 18
    Section  11.05 Third Party Consents; FCC; Hart-Scott Act .............. 18
    Section  11.06 Due Diligence .......................................... 19
    Section  11.07 Necessary Financing .................................... 19
    Section  11.08 No Material Adverse Change ............................. 19
    Section  11.09 Opinion of Counsel to Seller ........................... 20
    Section  11.10 Opinion of FCC Counsel to Seller ....................... 20
    Section  11.11 Subscribers ............................................ 20

    ARTICLE XII    CONDITIONS PRECEDENT TO SELLER'S
                   OBLIGATION TO CLOSE .................................... 20

    Section  12.01 Accuracy of Representations and Warranties;
                   Performance of this Agreement .......................... 20
    Section  12.02 Directors' Resolutions ................................. 20
    Section  12.03 Incumbency Certificate ................................. 21
    Section  12.04 Third Party Consents; FCC; Hart-Scott Act .............. 21
    Section  12.05 Opinion of Counsel to Purchaser ........................ 21

    ARTICLE XIII   CASUALTY LOSSES ........................................ 21

    ARTICLE XIV    INDEMNIFICATION ........................................ 21

    Section  14.01 Indemnification by Seller and Coleman .................. 21
    Section  14.02 Indemnification by Purchaser ........................... 22
    Section  14.03 Notice of Claims; Defense of Third Party Claims ........ 23
    Section  14.04 Escrow; Set-Off ........................................ 24
    Section  14.05 Further Remedies ....................................... 24

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    ARTICLE XV     CONFIDENTIALITY AND PRESS RELEASES ..................... 24

    Section  15.01 Confidentiality ........................................ 24
    Section  15.02 Press Release .......................................... 24
    Section  15.03 Disclosures Required By Law ............................ 25

    ARTICLE XVI    TERMINATION ............................................ 25

    ARTICLE XVII   BROKERS' FEES .......................................... 26

    ARTICLE XVIII  CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL .......... 26

    ARTICLE XIX    MISCELLANEOUS .......................................... 26

    Section  19.01 Additional Instruments of Transfer ..................... 26
    Section  19.02 Notices ................................................ 27
    Section  19.03 Expenses ............................................... 28
    Section  19.04 Transfer Taxes ......................................... 28
    Section  19.05 Collection Procedures .................................. 28
    Section  19.06 Specific Performance ................................... 28
    Section  19.07 Governing Law .......................................... 28
    Section  19.08 Assignment ............................................. 28
    Section  19.09 Successors and Assigns ................................. 29
    Section  19.10 Amendments; Waivers .................................... 29
    Section  19.11 Standstill ............................................. 29
    Section  19.12 Entire Agreement ....................................... 29
    Section  19.13 Counterparts ........................................... 29
    Section  19.14 Severability ........................................... 29
    Section  19.15 Section Headings ....................................... 29
    Section  19.16 Interpretation ......................................... 29
    Section  19.17 Further Assurances ..................................... 30
    Section  19.18 Third Parties .......................................... 30

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                                    DEFINED TERMS

    TERM                                                     SECTION CITE

    AAA                                                      6.01(b)
    Adjustment Date                                          6.01(a)
    Asserting Party                                          14.03
    Assets                                                   2.01
    Assumed Contracts                                        Article III
    Assumption Agreement                                     4.02
    Assumed Liabilities                                      Article III
    Authorizations                                           8.07
    Bill of Sale                                             4.01
    Buildout Assets                                          5.04(a)
    Buildout Costs                                           5.04(a)
    Business                                                 Recitals
    Capitalized System Costs                                 5.04(a)
    Cellular System                                          Introduction
    CERCLA                                                   8.11(b)
    Claims                                                   Article XIII
    Closing                                                  Article VII
    Closing Date                                             Article VII
    Closing Statement                                        6.01(a)
    Code                                                     8.13
    Coleman                                                  Introduction
    Controlled Group Member                                  8.13
    Deposit                                                  1.02
    DCC                                                      Introduction
    Defending Party                                          14.03
    Defined Benefit Pension Plan                             8.13
    Determination Date                                       5.04
    Dispute Note                                             5.02
    Employee Benefit Plans                                   8.13
    Environmental Laws                                       8.11(c)
    ERISA                                                    8.13
    ERISA Affiliate                                          8.13
    Escrow Agent                                             5.02
    Escrow Agreement                                         5.02
    Escrow Payment                                           5.02
    Excluded Assets                                          2.02

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    Existing Contracts                                       8.06
    FCC                                                      2.01(b)
    FCC Authorization                                        Recitals
    Final Order                                              11.06
    Financial Statements                                     8.15
    GAAP                                                     9.07
    General Partner                                          8.01
    Governmental Consents                                    5.04(c)
    Guaranty                                                 10.07
    Hart-Scott Act                                           10.03(b)
    Hazardous Substances                                     8.11(a)
    Historical Financial Statements                          9.07
    Indemnified Purchase Parties                             14.01(a)
    Interest                                                 10.04
    Interim Financial Statements                             10.02
    Interim Financials                                       9.07
    Interim Loan                                             10.05
    JAJ                                                      8.01
    Management Agreement                                     10.01(a)
    Multiemployer Plan                                       8.13
    Necessary Financing                                      11.07
    Other Assets                                             5.04(a)
    Partners                                                 8.01
    Permitted Liens                                          Article I
    Purchase Price                                           5.01
    Purchaser                                                Introduction
    RCLA                                                     8.11(b)
    RCRA                                                     8.11(b)
    SBC                                                      5.04(a)
    SBC Subscriber Costs                                     5.04(a)
    Seller                                                   Introduction
    Third Party Claim                                        14.03

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SCHEDULES

2.01(a)  Contracts and Licenses

2.01(c)  Tangible Asset List

2.01(d)  Interests in Real Property

2.01(f)  Intangible Personal Property

2.02     Excluded Assets

8.03     Liens

8.07     Governmental Licenses

8.08     Compliance with Laws

8.10     Litigation

8.11     Environmental Compliance

8.14     Tax Matters

8.15     Certain Transactions Since March 1, 1996

8.17     Insurance

8.18     Brokers

EXHIBITS

A.       Bill of Sale

B.       Assumption Agreement

C.       Escrow Agreement

D.       Management Agreement

E        Opinion of Counsel for Seller

                                       i

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F.       Opinion of FCC Counsel for Seller

G.       Opinion of Counsel for Purchaser

                           ASSET PURCHASE AGREEMENT

    THIS AGREEMENT is made and entered into as of September 25, 1996 by and among MARYLAND WIRELESS COMMUNICATIONS, L.P., a Delaware limited partnership ("Seller"), WENDY C. COLEMAN ("Coleman"), DOBSON CELLULAR OF MARYLAND, INC., an Oklahoma corporation ("Purchaser"), and DOBSON COMMUNICATIONS CORPORATION ("DCC"), as guarantor.

                                 R E C I T A L S

    WHEREAS, Coleman is the owner of that certain FCC license (the "FCC Authorization") to provide Cellular Radiotelephone Service on Frequency Block A, in Market 468, Kent County, Maryland (the "Cellular System"), which market area is known as Maryland RSA #2 (the "RSA"); and

    WHEREAS, not later than five (5) business days following the execution of this Agreement, Coleman will make application to assign the FCC Authorization to the General Partner and the General Partner shall simultaneously make application to assign the FCC Application to Seller, and, thereafter, Seller will own all right, title and interest in the FCC Authorization and all rights to develop, construct, own and operate the Cellular System in the RSA (the "Business"); and

    WHEREAS, the Business will be managed by Purchaser on behalf of Coleman prior to the assignment of the FCC Authorization to Seller, and thereafter on behalf of Seller, pursuant to the Management Agreement (as defined in Section 10.01(a));

    WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, substantially all of the assets of the Seller relating to the Business, including assets acquired by Seller after the date hereof from Coleman and as contemplated by the Management Agreement, all subject to the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

    Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, Coleman agrees to cause Seller, and the Seller agrees, to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from the Seller at the Closing,

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all of Seller's right, title and interest in and to the Assets (as defined in
Section 2.01 hereof), free and clear of all security interests, liens, pledges, charges, rights of third parties and encumbrances of every kind, except those encumbrances in favor of Purchaser provided for in the Management Agreement (the "Permitted Liens").

                                    ARTICLE II
                       DESCRIPTION OF ASSETS; EXCLUDED ASSETS

    SECTION 2.01. ASSETS. The assets to be conveyed to Purchaser shall include all real and personal tangible and intangible assets, properties and business owned by the Seller of whatever description, which relate in any way to the ownership, use or operation of the Business, except assets excluded pursuant to Section 2.02 hereof, but including all property and rights acquired or obtained by Seller from the date hereof through the date of Closing, to the end that, except as set forth herein, all of the Seller's assets owned at the Closing and related in any way to the ownership, use or operation of the Business, other than the assets excluded pursuant to Section
2.02 hereof, shall pass to Purchaser (collectively, the "Assets"). Such Assets shall be free and clear of all debts, liabilities, obligations, taxes, liens and encumbrances of any kind, character or description, except for the Permitted Liens. Such Assets shall include, without limitation:

         (a) The Seller's licenses (including the FCC Authorization), leases, agreements, permits, consents and other contracts of any other nature if any are in effect on the Closing Date, agreements for the reception or transmission of signals by microwave, easements, appurtenances, rights-of-way and construction permits, if any are in effect on the Closing Date, all right, title and interest, if any, in and to all streets, roads and public places, open or proposed, all agreements between the Seller, suppliers, cellular telephone service companies, and subscribers (including subscriber deposits), and all other similar rights and agreements (including so-called roaming agreements), including all applications therefor, which in any way may relate to or concern the operation by the Seller of the Business, as more particularly described on SCHEDULE 2.01(a) attached hereto.

         (b) All of the Seller's files of correspondence, lists, records and reports concerning (i) customers and prospective customers of the Business and (ii) all dealings with Federal, state and local regulatory agencies with respect to the Business, including, but not limited to, all reports filed by or on behalf of the Seller with the Federal Communications Commission (the "FCC");

         (c) All of the Seller's towers, tower equipment, antennas, switching and cell site equipment and buildings, construction in progress, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets, if any, used in or relating to the Business, and all modifications, additions, restorations or

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replacements of the whole or any part thereof, substantially all of which tangible assets as of the date hereof are described on SCHEDULE 2.01(c) attached hereto;

         (d) All interests in real property of Seller used in or relating to the Business, as described on SCHEDULE 2.01(d) attached hereto;

         (e) All of Seller's right, title and interest to engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes intended for use in connection with the Business;

         (f) All of the Seller's right, title and interest to intangible personal property used in or relating to the Business, including all rights, patents and copyrights used by the Seller, and all of the rights of the Seller associated therewith (including any and all applications, registrations, extensions and renewals thereof), and such rights, patents and copyrights as of the date hereof are described on SCHEDULE 2.01(f) attached hereto; and

         (g) Any of the above-described Assets which are acquired, with the prior written consent of the Purchaser, after the date hereof but prior to the Closing.

    SECTION 2.02.  EXCLUDED ASSETS.  (a) The properties and assets described in
SCHEDULE 2.02 attached hereto and in Section 2.02(b) of this Agreement which relate to the Business shall be retained by the Seller and shall not be sold, assigned or transferred to Purchaser (the "Excluded Assets").

         (b) Anything in this Agreement to the contrary notwithstanding, the Assets sold to the Purchaser pursuant to the terms of this Agreement shall not include the Seller's partnership records, books of account, cash, accounts receivable, bank deposits and cash equivalents of the Seller at the time of the Closing.

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                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES

    Purchaser shall assume and agree to perform and discharge as of the Closing the following as they become due for all periods from and after the Closing, to the extent not previously performed or discharged: (i) all obligations of the Seller which accrue and are to be performed from and after the Closing (x) under those permits, authorizations, licenses, leases, rights of way, easements and other agreements, including, without limitation, agreements with customers and suppliers in existence on the Closing set forth on Schedules 2.01(a) AND (d) attached hereto and (y) under those permits, authorizations, licenses, leases, rights of way, easements, subscriber and other agreements related to the Business which Purchaser on behalf of Seller entered into in accordance with the terms and conditions of the Management Agreement; (ii) all other obligations of Seller entered into during the period from the date hereof to the Closing by Seller and identified to and consented by Purchaser (all of such permits, authorizations, licenses, leases, rights of way, easements and other agreements referred to in items
(i) and (ii) being referred to hereinafter as the "Assumed Contracts"); and
(iii) all liabilities of Seller which are properly allocated to Purchaser as part of the prorations pursuant to Section 6.01 hereof for which Purchaser received a credit against the Purchase Price (such items (i) through (iii) are collectively referred to herein as the "Assumed Liabilities"). Purchaser shall not be liable for any liabilities, debts, contracts, agreements or other obligations of Seller or Coleman other than the Assumed Liabilities.

                                   ARTICLE IV
                            INSTRUMENTS OF TRANSFER
                                 AND ASSUMPTION

    SECTION 4.01. TRANSFER DOCUMENTS. At the Closing, Seller will deliver to Purchaser (a) a Bill of Sale in substantially the form attached hereto as EXHIBIT A (the "Bill of Sale"), (b) all such other good and sufficient instruments of sale, transfer and conveyance, including, without limitation, assignments of leases, in such form and including such matters as Purchaser shall reasonably request, as shall be effective to vest in Purchaser all of the Seller's right and title to, and interest in, the Assets; and (c) all contracts and commitments, instruments, books and records (except as otherwise provided in Section 2.02 hereof) and other data relating to the Assets, business and operations of the Seller.

    SECTION 4.02. ASSUMPTION DOCUMENTS. At the Closing, Purchaser and Seller will execute and deliver an Assumption Agreement in substantially the form attached hereto as EXHIBIT B (the "Assumption Agreement") in order to effect the assumption of the Assumed Liabilities by Purchaser.

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                                    ARTICLE V
                            PURCHASE PRICE; ALLOCATION

    SECTION 5.01. PURCHASE PRICE. Subject to the adjustments, if any, to be made in accordance with Section 5.04 hereof, the total purchase price for the Assets shall be Seventy Million Dollars ($70,000,000) (as adjusted, the "Purchase Price").

    SECTION 5.02. PAYMENT OF PURCHASE PRICE. The Purchase Price, minus an amount equal to $2 million (the "Escrow Payment"), shall be payable by wire transfer of immediately available funds to the Seller at Closing. The Escrow Payment shall be paid by the Purchaser to a national bank with capital in excess of $500 million mutually acceptable to Purchaser and Seller (the "Escrow Agent") at the Closing to be held, invested and disbursed pursuant to the terms of the Escrow Agreement substantially in the form of EXHIBIT C attached hereto (the "Escrow Agreement').

    SECTION 5.03. ALLOCATION OF PURCHASE PRICE. Purchaser, Seller and Coleman agree that the fair market value of the FCC Authorization is Seventy Million Dollars ($70,000,000) and that portion of the Purchase Price allocable thereto shall be Seventy Million Dollars ($70,000,000). Within thirty (30) days prior to the Closing, Purchaser and Seller in good faith shall agree on an allocation of the Purchase Price in accordance with the respective fair market value of the Assets being purchased other than the FCC Authorization. Purchaser, Seller and Coleman each further agree to file their income tax returns and their other tax returns reflecting the allocation as determined in this Section 5.03. If no agreement on an allocation of the Purchase Price with respect to the Assets other than the FCC Authorization is reached within such thirty (30) day period, such allocation of the Purchase Price to the Assets other than the FCC Authorization shall be determined by a nationally recognized appraisal firm mutually agreeable to Seller and Purchaser and the costs of such appraisal shall be borne equally by Seller and Purchaser.

    SECTION 5.04. PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be adjusted as follows:

         (a) The Purchase Price shall be increased to the extent of any amounts expended from the date hereof to the Closing for "Buildout Costs", "SBC Subscribers Costs" and "Capitalized System Costs", as such terms are hereinafter defined. As used in this Agreement "Buildout Costs" means (i) the amount expended by Seller or Coleman at Purchaser's request after the date hereof to the Closing in accordance with the Management Agreement to purchase from Southwest Bell Corporation ("SBC") or other parties cellsites and other capital assets used or to be used in connection with the Business in order to replace SBC's cellular system in the RSA ("Buildout Assets") and
(ii) the amount expended by Coleman or Seller for assets of the type referred to in clause (i) after the date hereof until the Closing other than at Purchaser's request ("Other Assets"); provided, however, that the Purchase Price shall be increased with respect to Other Assets only (A) if Purchaser agrees in writing after the date hereof to purchase such Other Assets at the Closing and (B) only to the extent of the reasonable direct cost incurred by Seller or Coleman for such Other Assets as mutually agreed by Seller and Purchaser. The term Buildout Costs shall not include the ordinary operating costs and expenses of the Cellular System prior to the Closing, including, without limitation, professional fees, billing and collection expenses, agent fees and other subscriber acquisition costs, rents for retail and other locations, media and other marketing expenses, personnel costs, payments to Coleman and Seller under the Management Agreement, maintenance expenses, commissions, taxes, and utility costs, all of which shall be borne by Seller for the period prior to Closing. "SBC Subscriber Costs" means the amounts paid to SBC with funds advanced under the Interim Loan to purchase SBC's subscribers active on the Cellular System as of the effective date of such payment. The term "Capitalized System Costs" means Purchaser's costs (exclusive of any Buildout Costs and SBC Subscriber Costs) to construct and develop the Cellular System pursuant to the Management Agreement and which (x) were paid to Purchaser with funds provided under the Interim Loan or from Cellular System revenue and (y) which are the type usually capitalized in accordance with generally accepted accounting principles by a licensee of a cellular telephone system.

         (b) In the event that the Closing pursuant to Article VII occurs after the tenth (10th) business day following receipt of the Final Order, the Purchase Price shall be decreased by an amount equal to $100,000 for each 30-day period up to the Closing Date after the later of (i) the tenth (10th) business day following receipt of the Final Order or (ii) the receipt of any governmental consent Purchaser is required to obtain as a condition to the consummation of the transactions contemplated by this Agreement ("Governmental Consents"). In the event a period is less than thirty (30) days, the purchase price adjustment for such period shall be prorated based on the actual number of days elapsed in such period.

         (c) The Purchase Price shall be increased to the extent of any management fee payable to Purchaser pursuant to Section 12(b) of the Management Agreement.

                                    ARTICLE VI
                  PURCHASE PRICE ADJUSTMENTS; CLOSING STATEMENT

    SECTION 6.01. PRORATIONS; CLOSING STATEMENT. (a) The operation of the Business and the income, expense and liabilities attributable thereto through 12:01 a.m. of the Closing Date (the "Adjustment Date"), determined on an accrual basis in accordance with generally accepted accounting principles, shall be for the account of Seller and thereafter for the account of Purchaser. Prepaid expenses of the Seller relating to the Assumed Contracts and all other customarily prorated items shall be prorated as of the Adjustment Date in accordance with the foregoing principles. Five (5) business days prior to the Closing, the Seller shall provide Purchaser with a preliminary calculation of the prorations provided for in this Section 6.01(a) (the "Closing Statement"), together with any supporting documentation reasonably requested by Purchaser. Purchaser, as part of its obligations pursuant to the Management Agreement, shall make available to Seller all information within its possession necessary to permit Seller to timely comply with Seller's obligation in the immediately preceding sentence. If the amounts set forth in the Closing Statement under reimbursements to Seller exceed the reimbursements to Purchaser, then the difference between such amounts shall be paid to Seller by Purchaser at the Closing. If the amounts set forth in the Closing Statement under reimbursements to Purchaser exceed the reimbursements to Seller, then the difference between such amounts shall be paid to Purchaser by Seller at the Closing by way of a credit against the Purchase Price. The Closing Statement shall be considered preliminary and such Closing Statement shall not discharge either party from any obligation it might otherwise have hereunder with respect thereto in the event that any amounts reflected thereon subsequently prove to be incorrect. There shall be a continuing duty on the parties to make appropriate credits and payments to the other party once the amounts are finally determined in accordance subsection (b) of this Section 6.01.

         (b) Within sixty (60) days after the Closing, either party shall notify the other in writing (the "Dispute Notice") of any disputes as to the Closing Statement or any supporting documentation furnished therewith. Purchaser and Seller shall provide one another with such additional information relating to such Closing Statement as each party shall reasonably request. Within fifteen (15) days after delivery of the Dispute Notice, the Seller and Purchaser shall attempt to resolve such dispute in good faith. If the parties cannot agree within thirty (30) days after the delivery of the Dispute Notice such dispute shall be resolved by Price Waterhouse or another independent accounting firm mutually acceptable to the parties. Any fees or expenses payable to such an accounting firm shall be shared equally between Seller and Purchaser.

                                   ARTICLE VII
                                     CLOSING

    Subject to the terms and conditions hereof, the Closing (the "Closing") shall take place at the offices of Edwards & Angell, 2800 Hospital Trust Tower, Providence, Rhode Island 02903, on the later of (a) the tenth (10th) business day after the FCC approved the transfer of the Assets from the Seller to the Purchaser by a Final Order (as defined in Section 11.05 hereof) or (b) March 3, 1997 (the "Closing Date"). If the Closing occurs after the tenth (10th) business day of the issuance of the Final Order, the Purchase Price shall be adjusted in accordance with Section 5.04(b).

                                   ARTICLE VIII
                             SELLER'S REPRESENTATIONS

    Seller and Coleman hereby jointly and severally represent, warrant, covenant and agree, which representations, warranties, covenants and agreements, together with all other representations, warranties, covenants and agreements of Seller and Coleman in this Agreement, shall survive the execution and delivery of this Agreement and the payment of the Purchase Price hereunder for a period of 18 months from the Closing; PROVIDED, HOWEVER, that any tax-related representation, warranty, covenant and agreement shall survive until the expiration of the statute of limitations for the assessment and collection of any such tax; and PROVIDED, FURTHER, HOWEVER, that each representation, warranty, covenant and agreement relating to good title to Assets and there being no lien or other encumbrance thereon shall survive the execution and delivery of this Agreement and the payment of the Purchase Price without any limitation as to time, that:

    SECTION 8.01. ORGANIZATION, QUALIFICATION. (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization and has all power and authority to own and operate its properties and to carry on its business as now being conducted or proposed to be conducted by Seller and to carry out the transactions contemplated by this Agreement. Seller has the power and authority to execute and deliver and, subject to obtaining the FCC's approval to assign the FCC Authorization, perform its obligations under this Agreement and to undertake the transactions contemplated hereby. Seller's general partner is Maryland Communications Service, LLC (the "General Partner") and Seller's sole limited partner is JAJ Cellular Communications General Partnership ("JAJ") (collectively, the "Partners"). At least ninety-nine percent (99%) of the General Partner's equity and voting securities are owned by Coleman.

    SECTION 8.02. CONSENTS, AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by Seller and the transfer of the Assets to Purchaser have been duly and validly authorized and approved by all necessary partnership and partner action of Seller. This Agreement is a valid and binding obligation of the Seller and Coleman, enforceable against them in accordance with its terms.

    SECTION 8.03. TITLE TO ASSETS; CONDITION OF ASSETS. Except as set forth on SCHEDULE 8.03, Seller has full power, right and authority to sell and convey to Purchaser good and marketable title to the Assets, free and clear of all security interests, liens, pledges, charges and encumbrances of every kind. Security interests, mortgages, equipment leases and other liens and encumbrances in effect on the date hereof which are to be discharged at Closing are listed on SCHEDULE 8.03 hereto. The tangible property included among the Assets as of the date hereof, if any, are in good working order and repair, reasonable wear and tear excepted. The Assets constitute all of the assets owned by Coleman or Seller and used in connection with the operation of the Business other than the Excluded Assets. No Partner owns, leases or has any rights in any property, license or other assets related to the Business, except on the date hereof Coleman owns the FCC Authorization. To the best of Seller's knowledge, the Assets, together with the assets owned or used by SBC in connection with its provision of cellular services in the RSA, are technically sufficient and capable of providing cellular telephone service in the RSA for which the Seller is licensed in accordance with applicable FCC regulations.

    SECTION 8.04. REAL PROPERTY - OWNED. Seller does not own any real property or interests in real property in fee simple. Coleman does not own any real property or interest in real property that is used in the Business.

    SECTION 8.05.  REAL AND PERSONAL PROPERTY - LEASED.  Set forth on
SCHEDULE 2.01(d) (in the case of real property) and SCHEDULE 2.01(a) (in the case of personal property), are true and accurate descriptions of all real and personal property leased by Coleman and/ or Seller and used or useful in the ownership or operation of the Assets and the Business setting forth (i) the name of the lessor and (ii) a description of the property leased. Except as set forth on SCHEDULE 2.01(d) (in the case of leased real property) and
SCHEDULE 2.01(a) (in the case of leased personal property), with respect to such leases, the property described in such leases is presently used by Coleman and/or Seller as indicated in SCHEDULES 2.01(a) AND (d) as lessee under the terms of such leases, and such leases are in full force and effect, and will be free and clear of all liens and encumbrances at the Closing.

    SECTION 8.06. EXISTING CONTRACTS. SCHEDULES 2.01(a) AND (d) hereto sets forth all agreements in effect on the date hereof with Seller's or Coleman's customers, all leases to which Seller and/or Coleman is a party and which relate to the ownership of the Assets or the operation of the Business, all agreements, commitments and understandings to which Coleman or Seller is a party with SBC (other than such agreements, commitments and understandings subject to a confidentiality agreement with SBC and SBC has not released from the provisions thereof) and all other agreements or commitments (written or oral) to which Coleman or Seller is a party which relate to the ownership of the Assets or the operation of the Business (the "Existing

Contracts"). No Partner or any person or entity (other than Seller) controlled or affiliated with any Partner has any contractual relationship relating to the ownership or operation of the Business. Seller has heretofore delivered to Purchaser true and correct copies of the Existing Contracts. Except as disclosed on SCHEDULES 2.01(a) AND (d), Seller has no knowledge of any breach or anticipated breach by the other parties to any Existing Contracts. The Existing Contracts are in full force and effect and Coleman and Seller, as applicable, is in compliance with the terms of such Existing Contracts. Except for the Existing Contracts, neither Coleman nor Seller has entered into any other agreements relating to the ownership of the Assets and the operation of the Business, including, but not limited to, rights-of-way, rights of entry, licenses, easements, leases (real property or equipment), or guaranty agreements. To the best of Seller's and Coleman's knowledge, there are no claims by third parties that Seller or Coleman are required to enter into other agreements to enable it to continue owning the Assets and the operation of the Business as it is presently being operated.

    SECTION 8.07. GOVERNMENTAL LICENSES. Except as set forth on SCHEDULE 8.07, Coleman or Seller holds all necessary licenses, consents, permits, approvals and authorizations of public or governmental bodies including, without limitation, the FCC and the state, counties and municipalities served by the Business, which are required in connection with the ownership of the Assets (collectively referred to as the "Authorizations"). All Authorizations are in full force and effect. Each of Coleman and Seller has complied with the terms of the Authorizations and there are no pending modifications, amendments or revocations of the Authorizations which would adversely affect the ownership of the Assets and the operation of the Business. Coleman will promptly transfer all of her interest in the Authorizations to Seller upon receiving necessary approval therefor. All fees of Seller and Coleman due and payable to governmental authorities pursuant to the Authorizations have been paid. All reports required of Seller or Coleman to be filed in connection with the Authorizations have been timely filed and are accurate and complete. True and correct copies of the Authorizations, and all amendments thereto to the date hereof, have been delivered by Seller to Purchaser and are identified on SCHEDULE 2.01(a) hereto. The ownership of the Assets and the operation of the Business by Seller and/or Coleman are not subject to regulation or supervision by any applicable state public utilities commission or other similar state governmental instrumentality.

    SECTION 8.08. COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 8.08, each of Coleman and Seller is currently complying with and has so complied with, and is not in default under or in violation of, and neither the Business nor any of the Assets nor the operation or maintenance thereof, contravenes in any respect any statute, law (including environmental or employment laws), ordinance, decree, order, rule, regulation of any governmental body applicable to the Assets or the Business, including, without limitation, rules and regulations of the FCC, except for noncompliance, defaults and violations which will not in the aggregate have a material adverse effect on the Assets or the Business.

    SECTION 8.09. NO VIOLATION OF EXISTING AGREEMENTS. The execution, delivery and performance of this Agreement by Seller and Coleman will not violate any provisions of law and will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contracts. Subject to the consents identified in SCHEDULE 2.01(a), the execution, delivery and performance of this Agreement by Seller and Coleman will not result in the creation of any security interest, lien, pledge, charge or encumbrance upon the Assets or the Business.

    SECTION 8.10.  LITIGATION AND LEGAL PROCEEDINGS.  Except as set forth on
SCHEDULE 8.10, there is no outstanding judgment against Seller or any Partner and there is no litigation, proceeding or investigation pending, or, to the Seller's knowledge, threatened, against the Seller or the Partners affecting the Business or the Assets which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.
Except as set forth on SCHEDULE 8.10, there are no proceedings pending to which Coleman, the Seller or any Partner is a party or, to Seller's or Coleman's knowledge, threatened, nor any demands by any governmental agency, utility or other party, to terminate, modify or adversely change the terms and conditions of Seller's rights with respect to the Authorizations or Existing Contracts whereby such termination or modification would result in an adverse effect on the Business or the Assets.

    SECTION 8.11.  ENVIRONMENTAL COMPLIANCE.  (a)  Except as set forth on
Schedule 8.11 hereto, (i) neither Coleman nor Seller has generated, used, transported, treated, stored, released or disposed of, or has not suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) with respect to the Assets or the Business in violation of any Environmental Laws (as hereinafter defined); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with their ownership of the Assets, the conduct of the Business or the use of any property or facility which relates to their ownership of the Assets, the Business, or, to the best of Seller's and Coleman's knowledge, any adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any governmental entity; (iii) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located at any facility of Seller or Coleman relating to the Business in violation of any Environmental Laws; and (iv) any Hazardous Substance handled or dealt with in any way with respect to the Assets or the Business by the Seller or Coleman, or during Seller's or Coleman's ownership of the Assets or the Business (except any actions taken directly or indirectly by Purchaser as "Manager" under the Management Agreement or any omissions that were specifically Purchaser's responsibility under the Management Agreement), has been and is being handled or dealt with in compliance with any Environmental Laws.

         (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Response Compensation and Liability Act ("RCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law.

         (c) For purposes of this Agreement, the term "Environmental Laws" shall mean CERCLA, RCRA, RCLA and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

    SECTION 8.12. LABOR MATTERS. Seller has no employees. Coleman has no employees with respect to the Business.

    SECTION 8.13. EMPLOYEE BENEFITS. Neither Coleman nor Seller has any Employee Benefit Plans in which any one or more Partners or employees of the Seller or Coleman, with respect to the Business, participate or are eligible to participate as of the date hereof and is not a party to any employment contract. The term "Employee Benefit Plans" means all employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No Partner or employee of the Seller participates or is eligible to participate in a "defined benefit pension plan" as defined in Section 3(35) of ERISA, maintained or made available by Seller. Neither Seller nor any Controlled Group Member maintains or contributes to, or ever maintained or contributed to, a plan under which any employee of the Seller participates or is eligible to participate subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The term "Controlled Group Member" means any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with the Seller pursuant to Section 414(b), (c), (m) or (o) of the Code. Neither Seller, Coleman nor any ERISA Affiliate has participated in or made contributions to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. The term "ERISA Affiliate" means each trade or business (whether or not incorporated) which is, or was at any relevant time, treated as a single employer with Seller pursuant to Section 4001(b)(1) of ERISA.

    SECTION 8.14. TAX MATTERS. Except as disclosed on SCHEDULE 8.14 attached hereto, Coleman, Seller and the General Partner has timely filed all federal, state, county and local tax returns required to be filed as of the date hereof and will file all such returns required to be filed from the date hereof to the Closing, and has paid and will pay all taxes due and owing for all such periods. There are no suits, actions, claims, investigations, inquiries or proceedings pending or, to Coleman's or Seller's knowledge, threatened against Coleman or Seller in respect of any taxes, interest, assessments, governmental charges or penalties.

    SECTION 8.15.  FINANCIAL STATEMENTS.

              (a) Coleman has delivered to Purchaser copies of the following financial statements of the Business (the "Financial Statements") through the periods indicated:

                   (i) The unaudited balance sheet of the Business as of August 31, 1996; and

                   (ii) The unaudited statement of income setting forth the results of the operation of the Business for the eight (8) months ended August 31, 1996.

              (b) The Financial Statements (i) are true and correct in all material respects, (ii) present fairly the financial position of the Business at the date indicated and the results of operations of the Business for the period indicated and (iii) have been compiled in accordance with generally accepted accounting principles consistently applied (subject to normal recurring adjustments).

              (c) Except as set forth on Schedule 8.15 attached hereto, since March 1, 1996, neither Coleman, with respect to the Business only, nor the Seller has:

                   (i) sold, assigned or transferred any of its tangible assets (except for the Excluded Assets ) or canceled any material debts or material claims;

                   (ii) waived any rights, whether or not in the ordinary course of business;

                   (iii) entered into any other transaction, except in the ordinary course of business, or entered into any transaction with any of the Partners, or any affiliate of any such Partner, except in the ordinary course of business in accordance with past practices;

                   (iv) suffered any material damage, destruction or casualty loss with respect to the Assets, whether or not covered by insurance;

                   (v) made any distribution of any of the Assets of Seller to any Partner or any affiliate of a Partner;

                   (vi) except as disclosed in writing by Seller to Purchaser, obligated itself or the Business to give free or reduced price service to customers with respect to the Business or except as set forth on
SCHEDULE 2.01(b), entered into any agreement with any governmental or regulatory authority granting the authorization to freeze fees charged to customers of the Business; or

                   (vii) entered into any agreement or understanding to do any of the foregoing.

    SECTION 8.16. CUSTOMERS. As of the date hereof, the Business does not have any subscribers.

    SECTION 8.17. INSURANCE. SCHEDULE 8.17 attached hereto is an accurate and complete list in all material respects of all insurance policies, bonds and letters of credit which relate in any way to the ownership, use or operation of the Assets and the Business.

    SECTION 8.18. BROKERS. Except as set forth on SCHEDULE 8.18 attached hereto, neither Seller nor Coleman has engaged any agent, broker or other person acting pursuant to the express or implied authority of Seller or Coleman which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

    SECTION 8.19. DISCLOSURE OF MATERIAL INFORMATION. No representation or warranty by Seller or Coleman hereunder or in the exhibits hereto, the Bill of Sale, the Assumption Agreement, the Escrow Agreement, the Management Agreement, in the exhibits thereto, or in any closing certificate delivered to the Purchaser pursuant to Article XI hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

    SECTION 8.20. ASSIGNMENT. Within five (5) business days following the execution of this Agreement, Coleman shall make application to assign to the General Partner the FCC Authorization and all real and personal tangible and intangible assets, properties and business currently owned by Coleman which relate in any way to the ownership, use or operation of the Business, and the General Partner shall simultaneously make application to assign to Seller the FCC Authorization and all real and personal tangible and intangible assets, properties and business which relate in any way to the ownership, use or operation of the Business; and Coleman shall cause (i) at least ninety-nine percent (99%) of the voting interests of the General Partner to be owned at all times by Coleman and (ii) JAJ to be the sole limited partner of Seller and (iii) the General Partner to have the only voting interests in the Seller (except for voting rights required to be provided to limited partners under applicable law).

                                    ARTICLE IX
                           PURCHASER'S REPRESENTATIONS

    Purchaser hereby represents, warrants, covenants and agrees, which representations, warranties, covenants and agreements, together with all other representations, warranties, covenants and agreements of Purchaser in this Agreement, shall survive the execution and delivery of this Agreement and the payment of the Purchase Price hereunder for a period of 18 months, that:

    SECTION 9.01. ORGANIZATION; QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has all power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and (iii) carry out the transactions contemplated by this Agreement and to own and operate the Assets and the Business, subject to obtaining all necessary consents required for the transfer by the Seller of the Assets.

    SECTION 9.02. CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary corporate action. The Purchaser has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

    SECTION 9.03. LITIGATION AND LEGAL PROCEEDINGS. There is no outstanding judgment against Purchaser and there is no litigation, proceeding or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser or its assets which individually or in the aggregate would, if adversely determined, result in a material adverse change in the business condition (financial or otherwise), properties, prospects or assets of Purchaser or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.

    SECTION 9.04. BROKERS. Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

    SECTION 9.05. PURCHASER'S QUALIFICATION. Purchaser is qualified to hold the FCC Authorization for the RSA.

    SECTION 9.06. DISCLOSURE OF MATERIAL INFORMATION. No representation or warranty by Purchaser hereunder, in the exhibits hereto, the Bill of Sale, the Assumption Agreement, the Escrow Agreement, the Management Agreement, in the exhibits thereto, or in any closing certificate delivered to the Purchaser pursuant to Article XII hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

    SECTION 9.07. FINANCIAL STATEMENTS OF PURCHASER'S PARENT. Purchaser has provided Coleman and Seller with the following:

                   (i) the consolidated balance sheets of DCC and its subsidiaries as of December 31, 1995 and December 31, 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, as audited by Arthur Andersen LLP (the "Historical Financial Statements"); and

                   (ii) the consolidated balance sheet of DCC and its subsidiaries as of June 30, 1996 and the related consolidated statement of operations for the six (6) month period ended June 30, 1996 (the "Interim Financials").

    DCC owns directly or indirectly all of the outstanding common stock of Purchaser. The Historical Financial Statements are true and correct in all material respects, were prepared in accordance with generally accepted accounting principles ("GAAP") and fairly present, in all material respects, the financial condition of DCC and its subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended. The Interim Financial Statements are true and correct in all material respects, were prepared in accordance with GAAP (except for footnote disclosure and year-end adjustments), and fairly present, in all material respects, the financial condition of DCC and its subsidiaries as of June 30, 1996 and the results of operations for the six (6) month period ended June 30, 1996.

                                    ARTICLE X
                  SELLER'S AND PURCHASER'S AFFIRMATIVE COVENANTS

    SECTION 10.01. COVENANTS PRIOR TO CLOSING. Seller hereby covenants, and Coleman covenants to cause Seller and herself to comply with such covenants and agreements, and agrees that from and after the execution and delivery of this Agreement to and including the Closing:

              (a) Simultaneously with the execution of this Agreement, Purchaser and Seller shall enter into a Management Agreement in the form attached hereto as Exhibit D (the "Management Agreement") pursuant to which Purchaser or an affiliate of Purchaser shall provide management services to Seller from the date hereof to the Closing in connection with the operation of the Business pursuant to the terms of the Management Agreement.

              (b) Seller shall give Purchaser and its counsel, accountants and other representatives access during normal business hours to inspect all of the properties, books and records of Seller as they pertain to the Assets and the Business, wherever located, and furnish Purchaser with such available and existing documentation concerning the Assets and the Business as Purchaser may reasonably request, other than such documentation provided by SBC to Seller under a confidentiality agreement and which SBC has not released from the provisions thereof.

              (c) Seller and Coleman shall use all reasonable efforts to assist Purchaser in obtaining SBC's consent to permit Purchaser to conduct a due diligence review of the properties owned or operated by SBC in connection with SBC's provision of cellular services in the RSA.

              (d) Seller shall use all reasonable efforts to preserve intact the Assets and the Business, including, but not limited to, maintaining in effect casualty and liability insurance coverage on the Assets and the Business customary in the industry for similar cellular telephone businesses, complying in all material respects with applicable Federal, state and local laws, rules and regulations and pertinent provisions of all Existing Contracts and Authorizations. Coleman and Seller shall use all reasonable efforts to preserve the goodwill of the persons having business relations with them in connection with the Business.

              (e) None of the Assets shall be sold, transferred, conveyed or otherwise disposed of without the prior written consent of Purchaser, provided that, with respect to a sale, transfer, conveyance or disposition to a person or entity controlled by Coleman, Purchaser's written consent will not be unreasonably withheld. None of the Assets shall be pledged or otherwise encumbered without the prior written consent of Purchaser. Seller shall not make any distribution of any Assets to any of its Partners or any affiliate of any of its Partners.

              (f) Without Purchaser's prior written consent, Seller shall not hire any employees.

    SECTION 10.02. FINANCIAL STATEMENTS. Seller covenants and agrees that during the period after the execution of this Agreement and prior to the Closing, Seller shall provide Purchaser, within 45 days of the end of each calendar month, Seller's unaudited balance sheet and income statement for such month ("Interim Financial Statements"). The Interim Financial Statements will be true and correct in all material respects, will be prepared using the same accounting methods and procedures as used in the preparation of the Financial Statements except for the absence of footnotes, subject to normal recurring adjustments, and will present fairly the financial position of Seller at the date indicated and the results of Seller's operations for such period.

    SECTION 10.03. GOVERNMENTAL APPROVALS. (a) Purchaser covenants and agrees that it will fully cooperate with Seller, and do all things reasonably necessary to assist Seller to obtain all consents and approvals necessary for assignment to Purchaser of the Authorizations, including the furnishing of financial and other information specifically with respect to Purchaser reasonably required by the person whose consent or approval is being sought. Seller shall use all reasonable efforts to provide adequate prior written notice to Purchaser of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby, and Purchaser shall use all reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals. Seller hereby agrees to file the necessary Form(s) 490 with the FCC transferring or assigning control of the FCC license for the Business to Purchaser and diligently pursue the processing of the assignment of the FCC license to Purchaser and to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement within five business days of the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement. Seller shall be responsible for all filing fees in connection with any filings pursuant to this Section 10.03(a).

              (b) Seller, Coleman and Purchaser shall each cooperate and use their reasonable efforts to prepare and file with the Federal Trade Commission and other regulatory authorities as promptly as possible after October 23, 1996 all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act ("Hart-Scott Act").

    SECTION 10.04. THIRD PARTY CONSENTS; CLOSING CONDITIONS. (a) Each of Purchaser, Coleman and Seller covenants and agrees that each of them will reasonably cooperate with each other, and Purchaser will do all things reasonably necessary to assist Seller, to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the Assumed Contracts, including the furnishing of financial and other information specifically with respect to Purchaser, its affiliates, or Seller, as the case may be, reasonably required by the person whose consent or approval is being sought. Notwithstanding the foregoing, to the extent that any Assumed Contracts listed on SCHEDULE 2.01(a) to be sold, assigned, transferred or conveyed to Purchaser, or any claim, right or benefit arising thereunder or resulting therefrom (individually, an "Interest" and collectively, the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), and such approval, consent or waiver has not been obtained, or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof, and such approval, consent or waiver has not been obtained, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof; provided Seller shall use its best efforts to provide Purchaser the benefits of any such Interest as provided in Section 19.01(b). Each of Purchaser and Seller shall use all reasonable efforts to consummate the transactions contemplated hereby.

              (b) Purchaser, Coleman and Seller hereby covenant and agree to use all reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Purchaser in Article XII hereof and the Seller in Article XI hereof prior to the Closing Date.

    SECTION 10.05. LINE OF CREDIT. Purchaser shall provide a line of credit to Seller and Coleman in accordance with the terms of the Management Agreement pursuant to which the Purchaser may provide advances to the Seller from time to time up to a maximum of $5.0 million to be used only (i) to purchase Buildout Assets, (ii) to pay SBC Subscriber Costs and Capitalized System Costs, (iii) to reimburse Purchaser for any Operating Costs (as defined in the Management Agreement) incurred by Purchaser and (iv) for other purposes which Purchaser and Seller mutually agree (the "Interim Loan").
Such Interim Loan shall be secured by (i) a first priority security interest in all Seller's Assets including, to the extent permitted by law, the Authorizations, whether now owned or subsequently acquired, (ii) a first priority security interest in all Assets now owned or subsequently acquired by Coleman relating to the Business including, to the extent permitted by law, the FCC Authorization and (iii) by a non-recourse guaranty of the Partners, secured by pledges of their ownership interests in Seller.

    SECTION 10.06. CUSTOMER INFORMATION. Within ten business days from the date of this Agreement and monthly thereafter, Seller shall deliver to the Purchaser a computer tape and/or other form of information having a list of the Seller's customers, if any, and the existing billing and accounts receivable aging information relating to each such customer to the extent such information is not subject to a confidentiality agreement with SBC or has not been released from the provisions of such confidentiality agreement.

    SECTION 10.07.  REQUIRED NOTICE; CERTAIN DISTRIBUTIONS.

              (a) Purchaser covenants and agrees, from the date hereof until payment of the Purchase Price, to provide Coleman and Seller written notice at least thirty (30) business days prior to DCC effecting any reorganization of its corporate structure, sale of assets, spin-off of assets, merger, consolidation, acquisition or distribution to stockholders which, individually or taken in the aggregate, would be reasonably likely to have a materially adverse effect on DCC's ability to perform its obligations under its guaranty of Purchaser's obligations under this Agreement (the "Guaranty").

         (b) Purchaser covenants and agrees that prior to the Closing and the payment of the Purchase Price, DCC will not make any distributions to its stockholders which individually or in the aggregate will have a materially adverse effect on DCC's ability to perform its obligations under the Guaranty.

                                    ARTICLE XI
             CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

    The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

    SECTION 11.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Seller and Coleman contained in this Agreement shall be true and correct at and as of the Closing in all material respects. Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Purchaser shall have been furnished with a certificate or certificates of Coleman, as manager of the General Partner, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

    SECTION 11.02. PARTNER RESOLUTIONS. The Seller shall deliver to Purchaser copies of the resolutions of the Partners of Seller authorizing the execution, delivery and performance of this Agreement by Seller and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by Coleman, as manager of the General Partner.

    SECTION 11.03. INCUMBENCY CERTIFICATE. Purchaser shall have received a certificate or certificates of Coleman, as manager of the General Partner, certifying as to the genuineness of the signatures of officers or managers of Seller authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers and managers.

    SECTION 11.04. DELIVERY OF INTERIM FINANCIAL STATEMENTS. Seller shall have delivered to Purchaser the Interim Financial Statements required of it by Section 10.02 hereof.

    SECTION 11.05. THIRD PARTY CONSENT; FCC; HART-SCOTT ACT. Seller shall have delivered to Purchaser such instruments, consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Purchaser) as are necessary to assign to Purchaser without modification thereof, as of the Closing, the Assets and the Assumed Contracts and Purchaser shall have obtained all Governmental Consents necessary for the consummation of the transactions contemplated by this Agreement. Prior to assignment, the FCC shall have issued a Final Order granting the FCC's consent to the assignment of the FCC Authorization and other Assets to Purchaser without any material conditions, excepting conditions applied on an industry-wide basis, which the Purchaser reasonably deems to be adverse. Anything herein to the contrary notwithstanding, the Purchaser shall have the right (in its sole discretion) to waive the requirement set forth in the preceding sentence, except that Purchaser 's waiver thereof shall not cause the adjustment to the Purchase Price under
Section 5.04(b) to be greater than if Purchaser had not waived receipt of the Final Order. In addition, all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the Federal Trade Commission. For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC as to which
(i) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (iii) the FCC, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

    SECTION 11.06. DUE DILIGENCE. Purchaser and its agents and representative shall have conducted a satisfactory legal, regulatory and business due diligence review of the Assets, Business and Cellular System (whether owned or operated by Seller or SBC), including, without limitation, the Cellular System's properties, cellsites, customer base and revenue potential, the results of which shall be satisfactory to the Purchaser. Without limiting the generality of the foregoing, Purchaser shall be satisfied (a) that the assets related to the Cellular System owned by SBC, together with Seller's Assets, constitutes all assets, licenses and property necessary to the operation of the Cellular System as contemplated to be conducted by Purchaser, and (b) that SBC owns twenty (20) cellsites that are legally and technically capable of continuing to generate the revenue that they now generate with respect to the Cellular System; PROVIDED, HOWEVER, that if the Purchaser has not advised Seller in writing prior to October 23, 1996 that the results of such due diligence review are not satisfactory, the conditions set forth in this Section 11.06 shall no longer apply and shall have been satisfied.

    SECTION 11.07. NECESSARY FINANCING. Purchaser shall have arranged for debt and equity financing in amounts and on terms and conditions satisfactory to Purchaser in its discretion sufficient (a) to pay the Purchaser Price, (b) provide Purchaser with working capital for Purchaser's operation of the Cellular System after the Closing and (c) for the purchase of the assets and business related to the Cellular System owned by SBC or to construct a comparable self-sufficient cellular system (the "Necessary Financing"), and the proceeds of the Necessary Financing shall be available to Purchaser at the Closing; PROVIDED, HOWEVER, that if Purchaser has not advised Seller in writing prior to October 23, 1996 that the Necessary Financing cannot be obtained, the conditions set forth in this Section 11.07 shall no longer apply and shall have been satisfied.

    SECTION 11.08. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, assets, business, properties or prospects of the Cellular System, whether owned or operated by Seller or SBC, from March 1, 1996 to the Closing other than changes that affect the cellular telephone industry generally and normal seasonal fluctuations in the RSA and except for those matters addressed in Section 11.11.

    SECTION 11.09. OPINION OF COUNSEL TO SELLER. Purchaser shall have been furnished with an opinion of Lukas, McGowan, Nace & Gutierrez, counsel to Seller, dated as of the Closing and addressed to Purchaser and to any institution designated by Purchaser which has provided the Necessary Financing in substantially the form of EXHIBIT E hereto.

    SECTION 11.10. OPINIONS OF FCC COUNSEL TO SELLER. Purchaser shall have been furnished with opinions of Lukas, McGowan, Nace & Gutierrez, FCC counsel for Seller, dated as of the Closing and addressed to Purchaser and to any financial institution designated by Purchaser which has provided the Necessary Financing in substantially the form of EXHIBIT F attached hereto.

    SECTION 11.11. SUBSCRIBERS. Seller shall have at least 11,500 subscribers (as defined below) of the Cellular System as of October 23 ,1996; PROVIDED, HOWEVER, that if Purchaser has not advised Seller in writing prior to October 23, 1996 that the number of subscribers is less than 11,500, the condition set forth in this Section 11.11 shall no longer apply and shall have been satisfied. For purposes of this Section 11.11, a "subscriber" is a person or entity (i) who has contracted for cellular telephone service on the Cellular System for at least thirty (30) days at a prevailing rate for service, (ii) whose account is no more than thirty (30) days past due, and
(iii) who has a telephone number from a local exchange company that is in the Cellular System's market.

                                  ARTICLE XII
                            CONDITIONS PRECEDENT TO
                         SELLER'S OBLIGATION TO CLOSE.

    The obligations of Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

    SECTION 12.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing. Purchaser shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing.

Seller shall have been furnished with a certificate of an officer of Purchaser, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

    SECTION 12.02. DIRECTORS' RESOLUTIONS. Purchaser shall deliver to Seller copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser.

    SECTION 12.03. INCUMBENCY CERTIFICATE. Seller shall have received a certificate of a secretary of Purchaser, certifying as to the genuineness of the signatures of representatives of Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

    SECTION 12.04. THIRD PARTY CONSENTS; FCC; HART-SCOTT ACT. Seller shall have obtained consents and approvals of third parties as are necessary to assign to Purchaser without modification thereof, as of the Closing, the Assets and the Assumed Contracts. Prior to assignment, the FCC shall have issued a Final Order granting the FCC's consent to the assignment of the FCC Authorization and other Assets to Purchaser. In addition, all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the Federal Trade Commission.

    SECTION 12.05. OPINION OF COUNSEL TO PURCHASER. Seller shall have been furnished with an opinion of Edwards & Angell, counsel to Purchaser, dated as of the Closing and addressed to Seller in substantially the form of EXHIBIT G hereto.

                                   ARTICLE XIII
                                 CASUALTY LOSSES

    In the event that there shall have been suffered between the date hereof and the Closing any casualty loss relating to the Assets or the Business which does not materially and adversely affect the Business, then at the Closing all claims to insurance proceeds or other rights of the Seller against third parties arising from such casualty loss (the "Claims") shall (to the extent assignable) be separately assigned by Seller to Purchaser. To the extent any Claim is not assignable, such claim may be pursued by Purchaser, for its own account and benefit, in the name of Seller.

                                     ARTICLE XIV
                                   INDEMNIFICATION

    SECTION 14.01. INDEMNIFICATION BY SELLER AND COLEMAN. (a) Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have, but subject to the terms of Section 14.03 each of the Seller and Coleman agrees to indemnify and to hold Purchaser, its shareholders, officers, directors, and employees (the "Indemnified Purchaser Parties") harmless from and against and in respect of any losses (including lost revenues), damages, costs, expenses (including costs of investigations), suits, demands, judgments and diminution in value suffered or incurred by Purchaser arising from or related to:

                   (i) Any liability, debt, obligation, tax, claim or demand, whether or not known or asserted at or prior to Closing, relating to or arising from the ownership, operation, control or sale of the Assets or the Business other than the Assumed Liabilities, or any other state of facts which existed at or prior to Closing, including fines or forfeitures imposed or threatened to be imposed by the FCC for the operation, at or prior to Closing, of the Business;

              (ii) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Coleman or Seller under this Agreement (such representations and warranties to be read without regard to any materiality qualifications), the exhibits hereto, the Management Agreement including exhibits thereto, the Escrow Agreement, the Bill of Sale, the Assumption Agreement or in any closing certificate delivered by Seller to Purchaser pursuant to Article XI hereof; and

              (iii) All costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Purchaser is indemnified against by the Seller in this Agreement.

     (b) In addition and subject to the terms of Section 14.03, Seller shall indemnify Purchaser against and hold it harmless from any and all liabilities in respect of suits, proceedings, damages, expenses and costs (including, without limitation, reasonable counsel fees) which Purchaser may incur by reason of the failure (if any) of Seller to comply with the Bulk Transfers Article of the Uniform Commercial Code of any state.

    SECTION 14.02. INDEMNIFICATION BY PURCHASER. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Coleman or Seller or any information Coleman or Seller may have, but subject to the terms of Section 14.03, Purchaser agrees to indemnify and to hold Coleman and Seller, and its respective partners harmless from and against and in respect of any losses (including lost revenues), damages, costs, expenses, suits, demands, judgments and diminution in value incurred by Seller from:

               (i) All liabilities and obligations of Purchaser, and all claims and demands made in respect thereof relating to or arising from, Purchaser's ownership, operation or control of the Assets or the Business after the Closing, or any other state of facts which exist after the Closing, including fines or forfeitures imposed or threatened to be imposed by the FCC for the operation, after the Closing of the Business;

               (ii) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement (such representations and warranties to be read without regard to any materiality qualifications), (including Purchaser's failure to perform and discharge all of the liabilities and obligations assumed by Purchaser under Article III hereof), the exhibits hereto, the Management Agreement including exhibits thereto, the Escrow Agreement, the Assumption Agreement or in any closing certificate delivered by Purchaser to Seller pursuant to
Article XII hereof; and

               (iii) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Coleman and Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Coleman or Seller is indemnified against by Purchaser in this Agreement.

    SECTION 14.03. NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY. A party claiming indemnification under this Article XIV (the "Asserting Party") must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification not later than 18 months after the Closing, or, with respect to any tax related claim, prior to the expiration of the statute of limitations for the assessment and collection of the applicable tax, or, with respect to each representation, warranty, covenant and agreement relating to good title to Assets and there being no lien or other encumbrance thereon, such claim may be brought at any time without any expiration. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as the Defending Party unconditionally agrees in writing to accept, as against the Asserting Party, all liabilities on account of such Third Party Claim. Assumption of such liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this
Section 14.03, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. If the Defending Party does not assume liability for and the defense of the Third Party Claim pursuant to this Section 14.03, the Asserting Party shall have the right (i) to control the defense thereof and
(ii), if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section 14.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any third Party Claim covered by this Article XIV.

    SECTION 14.04. ESCROW; SET-OFF. In addition to any other available remedies, any Indemnified Purchaser Party shall be entitled to recover funds pursuant to the Escrow Agreement in an amount equal to any losses to which it is entitled under this Agreement. In addition, Purchaser shall have the right, notwithstanding any other rights it might have against any other person, to set-off against amounts Purchaser may owe Seller or Coleman, any unpaid indemnification obligation of Seller or Coleman to Purchaser to which Purchaser has been deemed by appropriate tribunal to be entitled under this Agreement.

    SECTION 14.05. FURTHER REMEDIES. The remedies provided to Seller and Purchaser by this indemnity shall be in addition to, and not in lieu of, any other remedies to which the respective party is entitled at law or in equity for any breach of or noncompliance with the provisions of this Agreement by the other party; PROVIDED, HOWEVER that the time period during which to assert a claim provided for in Articles VIII and IX hereof shall apply in all instances.

                                    ARTICLE XV
                        CONFIDENTIALITY AND PRESS RELEASES

    SECTION 15.01. CONFIDENTIALITY. Each party shall hold in strict confidence all documents and information concerning the other and its business and properties and, if the transaction contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in written form) shall immediately thereafter be returned to the party originally furnishing the same.

    SECTION 15.02. PRESS RELEASES. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or Seller without the consent of the other subject to the provisions of Section 15.03, and Purchaser and Seller shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser or Seller, as the case may be, proposes to make such press release.

    SECTION 15.03. DISCLOSURES REQUIRED BY LAW. This Article XV shall not, however, be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit Seller, Purchaser or any of their affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a cellular telephone system; PROVIDED, HOWEVER, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.

                                  ARTICLE XVI
                                  TERMINATION

    This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

              (a)  by mutual written consent of Seller and Purchaser;

              (b) by either Purchaser or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Assets to Purchaser (which Seller and Purchaser shall have used all reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

              (c) by Purchaser, if Seller or Coleman shall have materially breached any of their material covenants herein, and said breach is not cured within 10 business days after written notice of the breach is received by Seller, or if Seller or Coleman shall have made a material misrepresentation herein;

              (d) by Seller, if Purchaser shall have materially breached any of its material covenants herein, and said breach is not cured within 10 business days after written notice of the breach is received by Purchaser, or if Purchaser shall have made a material misrepresentation herein; or

              (e) by the Seller or Purchaser if, on or before October 23, 1996, Purchaser (x) notifies Seller pursuant to Section 11.06 that its due diligence review was not satisfactory to Purchaser or (y) notifies Seller pursuant to Section 11.07 that the Necessary Financing cannot be arranged by Purchaser.

              (f) by either Seller or Purchaser if the Closing shall not have occurred on or before October 1, 1997, unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.

                                 ARTICLE XVII
                                 BROKERS' FEES

    Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XIV hereof.

                                  ARTICLE XVIII
                  CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

    Purchaser, Seller and Coleman hereby consent to the jurisdiction of the Federal and State courts of the State of Maryland, as well as to the jurisdiction of all courts from which an appeal may be taken from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of any of the transactions contemplated by this Agreement. Purchaser, Seller and Coleman also waive trial by jury in any action brought on or with respect to this Agreement.

                                   ARTICLE XIX
                                  MISCELLANEOUS

    SECTION 19.01. ADDITIONAL INSTRUMENTS OF TRANSFER. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser all of Seller's right, title and interest in and to the Assets. Such efforts and assistance shall be without cost to any party.

              (b) Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to sell, assign, transfer or convey to Purchaser any of their rights and obligations in and to any Interest without first obtaining all necessary approvals, consents or waivers. To the extent any of the approvals, consents or waivers listed on Schedule 2.01(a) have not been obtained by Seller as of the Closing and Purchaser elects to proceed with the Closing, Seller and Coleman shall, for a period equal to the longer of six months after the Closing, or the remaining term of such Interest, use all reasonable efforts to (i) obtain the consent of any such third party; (ii) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits (including, without limitation, the payment to Purchaser of any monies received by Seller in connection therewith) of such Interest to Purchaser so long as Purchaser performs all obligations with respect to the Interest (and the payment of all expenses in connection therewith); and (iii) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Seller or Coleman arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the request of Purchaser); provided, however, that none of Purchaser, Coleman or Seller shall be obligated to pay any consideration or other sums therefor (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party from whom such approval, consent or waiver is requested.

    SECTION 19.02. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

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

    (i)  If to Purchaser:

              13439 N. Broadway Extension
              Suite 200
              Oklahoma City, Oklahoma  73114
              Attention:  Everett Dobson
              Facsimile No.:  (405) 391-8515

              with a copy to:

              Edwards & Angell
              2800 Hospital Trust Tower
              Providence, Rhode Island  02903
              Attention:  David K. Duffell, Esq.
              Facsimile No.: (401) 276-6602

    (ii)  If to Seller:

              15600 NE 8th Street
              Suite B1165
              Bellevue, WA  98008
              Attention:  Wendy Coleman

              with a copy to:

              Lukas, McGowan, Nace & Gutierrez
              1111 Nineteenth Street, N.W.
              Suite 1200
              Washington, DC  20036
              Attention:  Thomas Gutierrez, Esq.
              Facsimile No.:  (202) 842-4485

    Notices delivered personally shall be effective upon delivery. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party seeking such notice . Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

    SECTION 19.03. EXPENSES. Each party shall bear its own expenses and costs, including the fees of any corporate, FCC attorney retained by it, incurred in connection with the preparation of

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

this Agreement and the consummation of the transactions contemplated hereby; provided that Purchaser shall be responsible for the Hart-Scott Act filing fee.

    SECTION 19.04. TRANSFER TAXES. Purchaser and Seller shall each pay one-half of the use, sales and transfer taxes, if any, imposed in connection with the sale and delivery of that portion of the Assets acquired by Purchaser under this Agreement which are purchased by Seller after the date hereof with the proceeds of the Interim Loan. Purchaser shall pay the use, sale and transfer taxes, if any, imposed in connection with the sale and delivery of any other Assets acquired by Purchaser under this Agreement. Notwithstanding anything else to the contrary set forth in this Section 19.04, Purchaser shall in no event be responsible in any manner for the payment of any taxes on any income or gain which Seller or Coleman may realize as a result of the sale of the Assets or otherwise related to the transactions contemplated by this Agreement.

    SECTION 19.05. COLLECTION PROCEDURES. From and after the Closing, Purchaser shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of the Seller any checks or drafts received on account of any such items. Purchaser agrees for a period of ninety (90) days after the Closing that Purchaser will use commercially reasonable efforts to collect for Seller's account all accounts receivable that accrued prior to the time of the Closing and remit to Seller monthly any and all amounts collected by Purchaser with respect to such accounts receivable. Collections on the Seller's accounts receivable shall be maintained in a separate bank account.

    SECTION 19.06. SPECIFIC PERFORMANCE. The parties recognize and acknowledge that in the event Seller shall fail to perform its obligations under the terms of this Agreement, money damages alone will not be adequate to compensate the Purchaser. The parties, therefore, agree and acknowledge that in the event the Seller fails to perform its obligations under this Agreement, the Purchaser shall be entitled, in addition to any action for monetary damages, in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

    SECTION 19.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without application of principles of conflicts of law).

    SECTION 19.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to Closing without the prior written consent of the other parties, which consent will not be unreasonably withheld.

    SECTION 19.09. SUCCESSORS AND ASSIGNS. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

    SECTION 19.10. AMENDMENTS; WAIVERS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

    SECTION 19.11. STANDSTILL. The Seller hereby agrees that it shall not offer the Assets or any direct or indirect interest in the Assets or the Business for sale to any other party until the earlier to occur of the Closing or the termination of this Agreement. In addition, the Seller hereby agrees that it shall take no action, directly or indirectly, to solicit indications of interest in, or offers for the sale of, any interest in the Assets or the Business until the earlier to occur of the Closing or the termination of this Agreement.

    SECTION 19.12. ENTIRE AGREEMENT. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

    SECTION 19.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

    SECTION 19.14. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

    SECTION 19.15. SECTION HEADINGS. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

    SECTION 19.16. INTERPRETATION. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter.

    SECTION 19.17. FURTHER ASSURANCES. Seller agrees to provide to Purchaser from time to time any information that Seller possesses with respect to the operation of the Business and

Assets prior to the Closing which the Purchaser requests in the future in connection with the Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

    SECTION 19.18. THIRD PARTIES. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELLER:

MARYLAND WIRELESS COMMUNICATIONS, L.P.

By:  Maryland Communications Service, LLC,
Its General Partner


By:  Wendy C. Coleman
    -------------------------------
Wendy C. Coleman
Manager


COLEMAN:


        Wendy C. Coleman
-----------------------------------
Wendy C. Coleman


PURCHASER:

DOBSON CELLULAR OF MARYLAND, INC.


By: Everett Dobson
    -------------------------------
Everett Dobson
President


    DCC hereby guarantees the performance of Purchaser's obligations under this Agreement and, along with Purchaser, shall be jointly and severally liable therefor, (including, without limitation, representations, covenants, agreements and conditions as well as the provisions of Section 10.07 hereof) and Seller and Coleman may jointly or severally, bring an action for enforcement of this guaranty at the same time and in the same forum as an action is commenced by Seller and/or Coleman for enforcement of Purchaser's performance of any of its obligations under this Agreement.

DOBSON COMMUNICATIONS CORPORATION


By:     Everett Dobson
     -------------------------------
Everett Dobson
President